UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 30, 2024

AGRIFY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-39946	30-0943453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2468 Industrial Row Dr. Troy, MI	48084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 896-5243

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AGFY	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

As previously reported, effective as of October 18, 2023, Agrify Corporation (the “Company”) entered into a Modification and Settlement Agreement (the “Modification Agreement”) with Mack Molding Company (“Mack”). Pursuant to the Modification Agreement, the Company and Mack agreed to settle an outstanding dispute of approximately $8.24 million under the Supply Agreement between the parties dated December 7, 2020 (the “Supply Agreement”) by reducing the aggregate amount due to Mack and extending the timeline for payment. The Modification Agreement required the Company to make payments of $500,000 and $250,000 to Mack on or before November 1, 2023 and February 15, 2024, respectively. Following the November 1, 2023 payment, the Company was entitled to take possession of certain Vertical Farming Units (“VFUs”) that were assembled under the Supply Agreement. The Modification Agreement also required the Company to purchase from Mack a minimum of 25 VFUs per quarter for each quarter during 2024 and a minimum of 50 VFUs per quarter for the six quarters beginning with the first quarter of 2025. The Company is required to pay a storage fee of $25,000 per month for VFUs subject to the Modification Agreement. Additionally, as part of the Modification Agreement, the Company agreed to issue to Mack a warrant (the “Mack Warrant”) to purchase 750,000 shares of the Company’s common stock at an exercise price of $4.00 per share.

On August 30, 2024, the Company and Mack entered into an amendment to the Modification Agreement (the “Amendment”), which modified the payment terms and VFU purchase requirements under the Modification Agreement. Pursuant to the Amendment, the Company agreed to make payments of $1.0 million prior to October 31, 2024 and an additional $1.0 million prior to December 31, 2024. The Company also agreed to purchase at least 25 VFUs prior to October 31, 2024 and a further 25 VFUs between November 1, 2024 and December 31, 2024. Upon payment in accordance with the terms of the Amendment, the Company will be entitled to certain residual inventory in the possession of Mack, and the Mack Warrant will be terminated.

The foregoing summary of the Amendment does not purport to be complete, and is qualified in its entirety by reference to a copy of the Amendment that is filed as Exhibit 10.1 hereto.

Item 5.07. Submission of Matters to a Vote of Security Holders.

Effective September 3, 2024, the holders of a majority of the voting power of the capital stock of the Company executed a written consent (i) authorizing, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of up to $15.0 million in shares of the Company’s common stock pursuant to the previously disclosed purchase agreement, dated August 28, 2024 the (“Purchase Agreement”), with Ionic Ventures, LLC (“Ionic”), in an amount equal to or in excess of 20% of the number of shares of common stock outstanding immediately prior to the execution of the Purchase Agreement (the “Ionic Share Issuance”), and (ii) approving a grant of discretionary authority to the board of directors of the Company (the “Board”) to, without further stockholder approval, effect a reverse stock split of the Company’s issued and outstanding common stock within a range of between 1-for-2 and 1-for-20 (the “Reverse Stock Split”) by filing an amendment (the “Amendment”) to the Company’s Articles of Incorporation, as amended, with the Secretary of State of the State of Nevada, with the final determination of whether to proceed, the effective time, and the exact ratio of the Reverse Stock Split to be determined by the Board.

On August 30, 2024, CP Acquisitions, LLC, an entity affiliated with and controlled by Raymond Chang, the Company’s Chairman and Chief Executive Officer, and I-Tseng Jenny Chan, a member of the Board, elected to exercise pre-funded warrants for 5,746,900 shares of common stock, and assigned its rights to receive such shares to entities affiliated with Mr. Chang and Ms. Chan. Following the exercise, there were 19,977,347 shares of common stock outstanding.

The written consent was signed by the holders of 10,000,000 shares of the Company’s issued and outstanding common stock. Accordingly, the holders of approximately 50.1% of the voting power of the Company’s capital stock as of September 3, 2024 signed the written consent approving the Ionic Share Issuance, the Reverse Stock Split, and the Amendment. The Board also previously approved the Ionic Share Issuance, the Reverse Stock Split, and the Amendment.

Pursuant to rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, a definitive information statement on Schedule 14C will be filed with the Securities and Exchange Commission and sent or provided to the stockholders of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

10.1*†	First Amendment to Modification and Settlement Agreement, dated as of August 30, 2024, by and between Agrify Corporation and Mack Molding Company.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	Certain confidential portions of this exhibit were omitted pursuant to Item 601(b)(2)(ii) of Regulation S-K because the identified confidential portions (i) are not material and (ii) are customarily and actually treated as private or confidential by the Company.

*	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGRIFY CORPORATION

Date: September 4, 2024	By:	/s/ Raymond Nobu Chang
Raymond Nobu Chang
Chief Executive Officer

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